HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:            Matt Hall, (336) 519-3386
Analysts and Investors, contact:        T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FULL-YEAR AND FOURTH-QUARTER 2018 FINANCIAL RESULTS

•	Strong 4Q growth includes net sales up 7%, constant-currency organic sales up 6%, operating profit up double digits, and in-line EPS performance

•	4Q GAAP EPS of $0.44 and adjusted EPS of $0.48

•	Strong net cash from operations of $502 million in 4Q and $643 million in full-year 2018; and for 2019, company expects $700 million to $800 million of operating cash flow

•	Net debt reduced to 3.3 times adjusted EBITDA with $403 million of total 4Q debt reduction

•	Regular quarterly cash dividend declared and full-year 2019 guidance issued

WINSTON-SALEM, N.C. (Feb. 7, 2019) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced fourth-quarter 2018 results, including net sales growth of 7 percent, double-digit operating profit growth, operating cash flow of $502 million, and total debt reduction of $403 million.

The company also declared a regular quarterly cash dividend of $0.15 per share and issued full-year 2019 financial guidance, including midpoint expectations of approximately 2 percent net sales growth, 7 percent GAAP diluted earnings per share growth, 3 percent adjusted diluted EPS growth, and 17 percent operating cash flow growth.

For the fourth quarter ended Dec. 29, 2018, net sales increased 7 percent to $1.77 billion and constant-currency organic sales increased 6 percent, the sixth consecutive quarterly increase for sales from operations owned for at least one year. Also driving results were growth in the Activewear and International segments as well as Innerwear sales in line with guidance.

“We had a strong fourth quarter with organic sales growth, margin expansion, double-digit operating profit growth, strong cash generation, and significant debt and leverage reduction,” said Hanes Chief Executive Officer Gerald W. Evans Jr.

Evans noted: “Our diversification strategy is working. We had strong double-digit global Champion growth, International innerwear growth in Australia, Asia and the Americas, and increased sales for underwear and shapewear in the United States. Adjusted operating profit increased 10 percent, and adjusted operating margin increased 40 basis points. We generated record operating cash flow in the fourth quarter, and we paid down half a billion dollars of debt in the second half to reduce our leverage. Our outlook remains strong, including organic sales growth and significant cash flow growth expected in 2019, which underscores our progress toward achieving our long-term goals and enhancing value creation.”

HanesBrands Reports Full-Year and Fourth-Quarter 2018 Financial Results - Page 2

Fourth-quarter GAAP operating profit increased 95 percent to $245 million, and GAAP EPS increased to $0.44. The year-over-year GAAP EPS comparison was affected by charges related to U.S. tax reform and an earn-out settlement related to the purchase of Champion Europe, both a year ago, and a higher tax rate in 2018 as a result of tax reform.

On an adjusted basis excluding actions, fourth-quarter adjusted operating profit of $260 million increased 10 percent, and adjusted EPS was $0.48 compared with $0.52 a year ago. Adjusted EPS declined due to a higher tax rate in 2018 as a result of U.S. tax reform. When applying the 2018 fourth-quarter tax rate of approximately 15 percent to 2017 fourth-quarter results on a pro forma basis, 2018 adjusted EPS increased 12 percent. (See the Note on Adjusted Measures and Reconciliation to GAAP Measures section later in this news release for additional discussion and details.)

Callouts for Fourth-Quarter and Full-Year 2018 Financial Results

Strong Organic Net Sales Growth. The 6 percent growth in constant-currency organic sales in the fourth quarter was the highest quarterly growth rate for that measure in eight years. The full-year’s 2 percent growth in constant-currency organic sales was the first annual year-over-year increase since 2014.

Organic growth contributors include global Champion expansion, International diversification, and consumer-direct channel penetration. The company’s coordinated global strategy to elevate the Champion brand resulted in accelerated growth. In the fourth quarter, global Champion revenue in constant currency increased more than 50 percent, excluding the U.S. mass channel. For the year, global Champion sales excluding mass were $1.36 billion, up from approximately $1 billion for 2017.

Revenue in the consumer-direct channel, defined as company-owned retail stores and all online sales, increased 23 percent in the fourth quarter and represented approximately 25 percent of total sales.

Operating Profit Margin Increases. GAAP and adjusted operating profit margins increased in the fourth quarter. GAAP operating margin was 13.9 percent, up 630 basis points, while adjusted operating margin was 14.7 percent, up 40 basis points. The adjusted operating margin benefited from acquisition contributions and lower selling, general and administrative expenses as a percentage of sales.

Strong Cash Flow, Reduced Debt, and Lower Leverage. Hanes generated a record $502 million in net cash flow from operations in the fourth quarter. For the full year, operating cash flow was $643 million. In the past two years, the company has generated nearly $1.3 billion in operating cash flow.

Using its cash flow, Hanes paid down $403 million in total debt in the fourth quarter in addition to the $115 million paid down in the third quarter. The company ended the year with significantly improved debt leverage and expects to reduce leverage further in 2019. At year end, the company’s ratio of net debt to adjusted EBITDA was 3.3 times, down from a ratio of 3.4 times at year end 2017 and 3.9 times in the first quarter following the acquisition of Bras N Things.

HanesBrands Reports Full-Year and Fourth-Quarter 2018 Financial Results - Page 3

Fourth-Quarter Business Segment Summaries

Innerwear Segment Results Consistent with Year Ago and in Line with Guidance. As expected, U.S. Innerwear segment sales and operating profit in the fourth quarter were flat to a year ago. The operating margin was 22.6 percent.

Sales of Innerwear basics increased 2 percent with growth in men’s and women’s underwear. Products that feature comfort innovations continue to perform well and account for 20 percent of basics sales.

Sales of Innerwear intimates decreased 7 percent in the fourth quarter, although shapewear sales realized double-digit growth after the successful relaunch of the Maidenform product lineup featuring cooling innovations. The intimates sales trend was sequentially better than the third quarter.

The company is continuing to execute its revitalization initiatives for the intimates business, which is more concentrated in the midtier and department store channel and is affected by door closings and channel disruption. The company’s ongoing bra turnaround strategy includes expansion within the online and mass channels, increased investment, and speed-to-market initiatives.

Activewear Segment Sales and Profits Increase on Organic Growth. U.S. Activewear segment fourth-quarter sales increased 13 percent and operating profit increased 4 percent. Growth was driven by increased Champion sales and sales growth of American Casualwear, which consists of branded printwear sales to the screen-print industry, seasonal wholesale activewear programs, and Alternative Apparel. The anniversary of the Alternative Apparel acquisition occurred early in the quarter.

Champion sales increased more than 50 percent outside the mass channel with broad-based gains across channels, including sporting goods retailers, midtier department stores, specialty retailers, college bookstores, online, and company-owned stores. As expected, sales of Champion at mass retail declined nearly 3 percent.

American Casualwear sales increased on the strength of branded printwear replenishment sales to the screen-print channel.

The segment’s operating profit growth trailed its sales growth as a result of product mix and planned investments to support growth initiatives.

Strong International Segment Growth Continues. Despite adverse currency exchange rates, International segment sales increased 12 percent and operating profit increased 28 percent. On a run-rate basis, the International segment is now the company’s largest business segment.

In constant currency, International sales increased 16 percent and operating profit increased 33 percent. Constant-currency organic sales increased 9 percent.

International growth came from Champion strength in Europe and Asia and constant-currency organic sales growth for innerwear in Australia, Asia and the Americas. In addition, net sales for Australia-based Bras N Things, acquired in February 2018, were $43 million.

HanesBrands Reports Full-Year and Fourth-Quarter 2018 Financial Results - Page 4

The segment’s operating margin of 16.2 percent increased 200 basis points over the year-ago quarter, benefiting from the acquisition of Bras N Things, organic growth, and integration synergies from past acquisitions. The segment’s operating margin has surpassed the corporate average for two consecutive quarters.

Regular Quarterly Cash Dividend Declared

The Hanes Board of Directors has declared a regular quarterly cash dividend of $0.15 per share to be paid March 12, 2019, to stockholders of record at the close of business Feb. 19, 2019.

The cash dividend will be the 24th consecutive quarterly return of cash to stockholders. To date, the company has returned a cumulative $944 million in quarterly cash dividends to stockholders since initiating its program in April 2013.

2019 Financial Guidance

Hanes has issued initial guidance for 2019 that includes growth expectations for net sales, operating profit, EPS and net cash from operations.

The company expects 2019 net sales of $6.885 billion to $6.985 billion, GAAP operating profit of $900 million to $930 million, adjusted operating profit excluding actions of $955 million to $985 million, GAAP EPS of $1.59 to $1.67, adjusted EPS excluding actions of $1.72 to $1.80, and net cash from operations of $700 million to $800 million.

At the midpoint, the 2019 guidance versus 2018 results represents net sales growth of approximately 2 percent; GAAP and adjusted operating profit growth of 5 percent and 2 percent, respectively; GAAP and adjusted EPS growth of 7 percent and 3 percent, respectively; and operating cash flow growth of 17 percent.

For the first quarter, net sales are expected to be approximately $1.52 billion to $1.55 billion. GAAP operating profit is expected to be $135 million to $145 million, and adjusted operating profit is expected to be $157 million to $167 million. GAAP EPS is expected to be $0.19 to $0.21, and adjusted EPS is expected to be $0.24 to $0.26.

Guidance Assumptions. Key assumptions in the company’s guidance include: a cautious outlook for the U.S. brick-and-mortar market, including continued door closures; continued progress in U.S. Innerwear revitalization initiatives; price increases and a conservative view on elasticity; negative effects of currency exchange rates; and increased marketing investment to support brand plans.

The acquisition of Bras N Things is expected to contribute $17 million to net sales prior to the acquisition’s Feb. 12 anniversary date. Organic sales growth in constant currency for 2019 is expected to be approximately 2.5 percent. Adverse foreign currency exchange rates for the year are expected to reduce net sales as reported by approximately $60 million, primarily in the first quarter.

HanesBrands Reports Full-Year and Fourth-Quarter 2018 Financial Results - Page 5

Segment Guidance. At the midpoint of full-year guidance, International segment net sales are expected to increase approximately 6 percent and constant-currency organic sales are expected to increase approximately 8 percent. Growth drivers are expected to be Champion sales growth in Asia and Europe and increased innerwear sales in Asia, Australia and the Americas, including the Hanes and Bonds brands. For the first quarter, International segment net sales on a reported basis are expected to increase approximately 8 percent, including acquisition contributions from Bra N Things and a $40 million negative effect of currency exchange rates.

U.S. Innerwear net sales for the year at the midpoint of guidance are expected to decrease by approximately 2 percent, while first-quarter net sales are expected to decline 4 percent, reflecting the impact from retail door closings. The company expects an improving trend as it progresses through the year following mid-first-quarter price increases.

U.S. Activewear net sales, at the midpoint of 2019 guidance, are expected to increase by approximately 2.5 percent. Champion sales outside of the mass channel are expected to increase at double-digit rates each quarter, while the Champion mass business is expected to decrease by a low teens percentage, primarily in the second half of the year. American Casualwear sales are expected to decrease primarily in the second half, as the company shifts to higher-margin products. The company expects significant margin expansion for the Activewear segment for the year with expansion in each quarter. For the first quarter, Activewear segment sales are expected to increase 10 percent.

Additional Guidance. The midpoint of 2019 guidance implies approximately 50 basis points of gross margin enhancement and 10 basis points of adjusted operating profit margin expansion.

GAAP operating profit in 2019 is expected to be affected by approximately $55 million in pretax charges, including approximately $22 million in the first quarter, related to acquisition integration and other supply chain actions. Approximately $20 million of the charges will be noncash. The charges reflect the completion of all outstanding acquisition integrations as well as Western Hemisphere supply chain realignment that includes speed-to-market initiatives that are part of the revitalization strategy for U.S. Innerwear.

Hanes expects interest expense and other expenses to be approximately $224 million combined. The company expects capital expenditure investment of approximately
$90 million to $100 million. An anticipated pension contribution of approximately
$26 million is reflected in operating cash flow guidance.

The company’s priority for use of excess operating cash flow is to pay down debt. The company’s debt leverage on a net-debt-to-adjusted-EBITDA basis is expected to be 2.9 times at year end. Consistent with the company’s seasonality, net cash from operations is expected to be a use in the first half.

The company expects an annual tax rate of approximately 14 percent and expects approximately 366 million shares outstanding, a slight increase versus 2018.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

HanesBrands Reports Full-Year and Fourth-Quarter 2018 Financial Results - Page 6

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial guidance prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA and adjusted EBITDA.

Adjusted EPS is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted net income is defined as net income from continuing operations excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Charges for actions taken in 2017 primarily represent: adjustments for U.S. tax reform; acquisition-related and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe and Knights Apparel; debt refinancing; an earn-out settlement related to the purchase of Champion Europe; and other charges primarily related to disruptions of supply chain operations due to natural disasters. Charges for actions taken in 2018 primarily represent acquisition and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Charges for actions expected to be taken in 2019 primarily represent supply chain network changes and overhead reduction as well as completion of outstanding acquisition integration. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon acquisition activity.

Hanes has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition, the company has chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Hanes believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

HanesBrands Reports Full-Year and Fourth-Quarter 2018 Financial Results - Page 7

Hanes is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the company’s reported operating results, Hanes also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

Organic sales are net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date.

Hanes believes this information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this release.

In the fourth quarter of 2018 and for full-year 2018, Hanes incurred $14.7 million and $80.2 million, respectively, in pretax charges for acquisition-related integration actions and other costs related to supply chain network changes. In the fourth quarter of 2017 and for the full year 2017, Hanes incurred $457 million and $453 million, respectively, in charges related to U.S. tax reform, and $116 million and $198 million, respectively, for pretax charges for acquisition-related and integration actions, debt refinancing, the Champion Europe earn-out provision, and other actions primarily consisting supply chain disruptions as a result of natural disasters.

Webcast Conference Call

Hanes will host an Internet webcast of its second-quarter investor conference call at 8:30 a.m. EST today, Feb. 7, 2019. The webcast of the call, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EST today through midnight EST Feb. 14, 2019. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 8029765.

HanesBrands Reports Full-Year and Fourth-Quarter 2018 Financial Results - Page 8

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding channel disruption and future retail door closures, our outlook for cash flow growth and reduced leverage, and statements following the heading 2019 Financial Guidance, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects in order to achieve the desired results; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to realize all of the anticipated benefits of acquisitions; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, Maidenform, DIM, Bali, Playtex, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Lovable, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands_careers), and LinkedIn (@Hanesbrandsinc).

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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Year Ended
	December 29, 2018	December 30, 2017	% Change	December 29, 2018	December 30, 2017	% Change
Net sales	$1,768,301	$1,645,175	7.5%	$6,803,955	$6,471,410	5.1%
Cost of sales	1,063,326	1,018,514		4,147,436	3,980,859
Gross profit	704,975	626,661	12.5%	2,656,519	2,490,551	6.7%
As a % of net sales	39.9%	38.1%		39.0%	38.5%
Selling, general and administrative expenses	460,034	473,059		1,788,568	1,718,349
As a % of net sales	26.0%	28.8%		26.3%	26.6%
Change in fair value of contingent consideration	—	27,852		—	27,852
Operating profit	244,941	125,750	94.8%	867,951	744,350	16.6%
As a % of net sales	13.9%	7.6%		12.8%	11.5%
Other expenses	6,779	12,635		26,395	32,645
Interest expense, net	47,687	44,251		194,675	174,435
Income from continuing operations before income tax expense	190,475	68,864		646,881	537,270
Income tax expense	28,854	453,475		93,797	473,279
Income (loss) from continuing operations	161,621	(384,611)		553,084	63,991
Loss from discontinued operations, net of tax	—	—		—	(2,097)
Net income (loss)	$161,621	$(384,611)	NM	$553,084	$61,894	793.6%

Earnings (loss) per share - basic:
Continuing operations	$0.44	$(1.06)	NM	$1.52	$0.17	794.1%
Discontinued operations	—	—	NM	—	(0.01)	NM
Net income (loss)	$0.44	$(1.06)	NM	$1.52	$0.17	794.1%

Earnings (loss) per share - diluted:
Continuing operations	$0.44	$(1.06)	NM	$1.52	$0.17	794.1%
Discontinued operations	—	—	NM	—	(0.01)	NM
Net income (loss)	$0.44	$(1.06)	NM	$1.52	$0.17	794.1%

Weighted average shares outstanding:
Basic	364,003	364,283		363,513	367,680
Diluted	364,748	364,283		364,505	369,426

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended			Year Ended
	December 29, 2018	December 30, 2017	% Change	December 29, 2018	December 30, 2017	% Change
Segment net sales:
Innerwear	$594,177	$594,621	(0.1)%	$2,379,675	$2,462,876	(3.4)%
Activewear	485,417	427,683	13.5%	1,792,280	1,654,278	8.3%
International	608,931	545,294	11.7%	2,344,115	2,054,664	14.1%
Other	79,776	77,577	2.8%	287,885	299,592	(3.9)%
Total net sales	$1,768,301	$1,645,175	7.5%	$6,803,955	$6,471,410	5.1%

Segment operating profit[1]:
Innerwear	$134,039	$133,646	0.3%	$526,831	$580,879	(9.3)%
Activewear	78,028	75,156	3.8%	267,428	264,975	0.9%
International	98,526	77,164	27.7%	351,769	268,367	31.1%
Other	7,161	9,087	(21.2)%	25,348	31,540	(19.6)%
General corporate expenses/other	(58,129)	(59,702)	(2.6)%	(223,227)	(210,507)	6.0%
Acquisition, integration and other action-related charges	(14,684)	(109,601)	(86.6)%	(80,198)	(190,904)	(58.0)%
Total operating profit	$244,941	$125,750	94.8%	$867,951	$744,350	16.6%

1
In the first quarter of 2018, HanesBrands eliminated the allocation of certain corporate overhead selling, general and administrative expenses related to the legal, human resources, information technology, finance and real estate departments to the segments, in order to reflect the manner in which the business is managed and results are reviewed by the chief executive officer, who is HanesBrands’ chief operating decision maker. Prior year segment operating profit disclosures have been revised to conform to the current year presentation.

The following tables present a reconciliation of total reported net sales to organic constant currency net sales for the quarter and year ended December 29, 2018 and a comparison to prior year:

	Quarter Ended December 29, 2018
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$594,177	$—	$—	$594,177	(0.1)%
Activewear	485,417	2,148	—	483,269	13.0
International	608,931	42,812	(25,788)	591,907	8.5
Other	79,776	—	—	79,776	2.8
Total	$1,768,301	$44,960	$(25,788)	$1,749,129	6.3%

	Year Ended December 29, 2018
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$2,379,675	$—	$—	$2,379,675	(3.4)%
Activewear	1,792,280	54,188	—	1,738,092	5.1
International	2,344,115	122,399	12,661	2,209,055	7.5
Other	287,885	—	—	287,885	(3.9)
Total	$6,803,955	$176,587	$12,661	$6,614,707	2.2%

¹	Net sales derived from businesses acquired within the past twelve months.
2
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year net sales. This calculation excludes entities acquired within the past twelve months.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 29, 2018	December 30, 2017
Assets
Cash and cash equivalents	$433,022	$421,566
Trade accounts receivable, net	870,878	903,318
Inventories	2,054,458	1,874,990
Other current assets	159,231	186,496
Total current assets	3,517,589	3,386,370

Property, net	607,688	623,991
Trademarks and other identifiable intangibles, net	1,555,381	1,402,857
Goodwill	1,241,727	1,167,007
Deferred tax assets	249,693	234,932
Other noncurrent assets	83,880	79,618
Total assets	$7,255,958	$6,894,775

Liabilities
Accounts payable and accrued liabilities	$1,583,834	$1,517,283
Notes payable	5,824	11,873
Accounts Receivable Securitization Facility	161,608	125,209
Current portion of long-term debt	278,976	124,380
Total current liabilities	2,030,242	1,778,745
Long-term debt	3,534,183	3,702,054
Pension and postretirement benefits	378,972	405,238
Accrued income taxes - noncurrent	100,626	137,226
Other noncurrent liabilities	241,652	185,310
Total liabilities	6,285,675	6,208,573

Stockholders’ Equity	970,283	686,202
Total liabilities and stockholders’ equity	$7,255,958	$6,894,775

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 29, 2018	December 30, 2017
Operating Activities:
Net income	$553,084	$61,894
Depreciation and amortization	131,796	122,487
Stock compensation expense	21,416	23,582
Other noncash items	30,290	282,810
Changes in assets and liabilities, net	(93,184)	164,945
Net cash from operating activities	643,402	655,718

Investing Activities:
Purchases/sales of property and equipment, net, and other	(83,736)	(82,549)
Acquisition of businesses, net of cash acquired	(334,915)	(62,249)
Disposition of businesses	—	40,285
Net cash from investing activities	(418,651)	(104,513)

Financing Activities:
Cash dividends paid	(216,316)	(219,903)
Share repurchases	—	(400,017)
Net borrowings on notes payable, debt and other	15,819	34,152
Net cash from financing activities	(200,497)	(585,768)
Effect of changes in foreign currency exchange rates on cash	9,912	(4,116)
Change in cash, cash equivalents and restricted cash	34,166	(38,679)
Cash and cash equivalents at beginning of year	421,566	460,245
Cash, cash equivalents and restricted cash at end of year	455,732	421,566
Less restricted cash at end of year	22,710	$—
Cash and cash equivalents at end of year	$433,022	$421,566

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Gross profit, as reported under GAAP	$704,975	$626,661	$2,656,519	$2,490,551
Acquisition, integration and other action-related charges	4,759	32,981	38,355	54,970
Gross profit, as adjusted	$709,734	$659,642	$2,694,874	$2,545,521
As a % of net sales	40.1%	40.1%	39.6%	39.3%

Selling, general and administrative expenses, as reported under GAAP	$460,034	$473,059	$1,788,568	$1,718,349
Acquisition, integration and other action-related charges	(9,925)	(48,768)	(41,843)	(108,082)
Selling, general and administrative expenses, as adjusted	$450,109	$424,291	$1,746,725	$1,610,267
As a % of net sales	25.5%	25.8%	25.7%	24.9%

Operating profit, as reported under GAAP	$244,941	$125,750	$867,951	$744,350
Acquisition, integration and other action-related charges included in gross profit	4,759	32,981	38,355	54,970
Acquisition, integration and other action-related charges included in SG&A	9,925	48,768	41,843	108,082
Contingent consideration related to Champion Europe	—	27,852	—	27,852
Operating profit, as adjusted	$259,625	$235,351	$948,149	$935,254
As a % of net sales	14.7%	14.3%	13.9%	14.5%

Net income (loss) from continuing operations, as reported under GAAP	$161,621	$(384,611)	$553,084	$63,991
Action and other related charges:
Acquisition, integration and other action-related charges included in gross profit	4,759	32,981	38,355	54,970
Acquisition, integration and other action-related charges included in SG&A	9,925	48,768	41,843	108,082
Contingent consideration related to Champion Europe	—	27,852	—	27,852
Other non-operating charges in other expenses	—	7,000	(36)	7,000
Tax reform and related charges (including tax effect on actions) included in income tax expense	(1,678)	456,982	(11,624)	452,778
Net income from continuing operations, as adjusted	$174,627	$188,972	$621,622	$714,673

Diluted earnings (loss) per share from continuing operations, as reported under GAAP	$0.44	$(1.06)	$1.52	$0.17
Action and other related charges	0.04	1.57	0.19	1.76
Diluted earnings per share from continuing operations, as adjusted	$0.48	$0.52	$1.71	$1.93

	Quarter Ended		Year Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Action and other related charges by category:
Hanes Europe Innerwear	$2,296	$27,467	$26,403	$65,995
Hanes Australasia	83	13,320	14,266	40,681
Bras N Things	1,607	—	6,948	—
Champion Europe	1,591	2,549	4,899	10,645
Smaller acquisitions, business disruption and other action-related costs	9,107	38,413	27,682	45,731
Contingent consideration related to Champion Europe	—	27,852	—	27,852
Other non-operating charges	—	7,000	(36)	7,000
Tax reform and related charges (including tax effect on actions)	(1,678)	456,982	(11,624)	452,778
Total action and other related charges	$13,006	$573,583	$68,538	$650,682

	Last Twelve Months
	December 29, 2018	December 30, 2017
EBITDA[1]:
Net income (loss) from continuing operations	$553,084	$63,991
Interest expense, net	194,675	174,435
Income tax expense	93,797	473,279
Depreciation and amortization	131,796	122,487
Total EBITDA	973,352	834,192
Total action and other related charges (excluding tax reform and related charges)	80,162	197,904
Stock compensation expense	21,416	23,582
Total EBITDA, as adjusted	$1,074,930	$1,055,678

Net debt:
Debt (current and long term debt and Accounts Receivable Securitization Facility)	$3,974,767	$3,951,643
Notes payable	5,824	11,873
(Less) Cash and cash equivalents	(433,022)	(421,566)
Net debt	$3,547,569	$3,541,950

Net debt/EBITDA, as adjusted	3.3	3.4

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 6
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook1
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended	Year Ended
	March 30, 2019	December 28, 2019
Operating profit outlook, as calculated under GAAP	$135,000 to $145,000	$900,000 to $930,000
Acquisition, integration and other action related charges	$22,000	$55,000
Operating profit outlook, as adjusted	$157,000 to $167,000	$955,000 to $985,000

Diluted earnings per share from continuing operations, as calculated under GAAP	$0.19 to $0.21	$1.59 to $1.67
Acquisition, integration and other action related charges	$0.05	$0.13
Diluted earnings per share from continuing operations, as adjusted	$0.24 to $0.26	$1.72 to $1.80

1
Hanesbrands is unable to reconcile projections for net debt to EBITDA, as adjusted, as of the end of the 2019 fiscal year without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the exact amount of certain items that would be expected to impact this ratio, such as debt balances, revenue, tax rates, interest expense and stock compensation expense.